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                                                                  EXHIBIT 10.9

                           Stock Repurchase Agreement

       This Stock Repurchase Agreement is entered into as of December 22, 1998, by Scient Corporation, a California corporation (the "Company"), and Robert Howe ("Howe").

       Whereas, Howe holds more than 150,000 vested shares of the Company's Common Stock (the "Common Shares").

       Whereas, the Company on December 22, 1998, granted to Stephen Mucchetti ("Mucchetti") an option to purchase 150,000 Common Shares from the Company for $1.60 per Common Share (the "Option").

       Whereas, the Option will become exercisable in installments on January 1 of the years 2000, 2001 and 2002.

       Whereas, Mucchetti will vest in all of the Common Shares subject to the Option (the "Option Shares") on December 22, 2002, if his continuous service with the Company does not terminate prior to such date.

       Whereas, the parties have agreed that the Company will have the right to purchase up to 150,000 Common Shares held by Howe for $1.60 per Common Share to the extent that Mucchetti has both exercised his Option and vested in the underlying Option Shares.

       Whereas, this Agreement is being entered into to evidence the Company's right to purchase such Common Shares from Howe (the "Right of Repurchase").

SECTION 1. RIGHT OF REPURCHASE.

       (a) Scope of Repurchase Right. 150,000 of the Common Shares held by Howe shall be subject to a right (but not an obligation) of repurchase by the Company (the "Restricted Shares"). Howe may designate from time to time which of his Common Shares shall be considered Restricted Shares, provided that the number of Restricted Shares shall be 150,000 unless changed in accordance with this Agreement.

       (b) Condition Precedent to Exercise. The Right of Repurchase shall be exercisable only during the 60-day period next following the later of (i) the date when Mucchetti exercises all or any part of the Option and acquires Option Shares or (ii) the date when Mucchetti vests in such Option Shares (the "Notice Period"). If Mucchetti exercises a part of the Option, then the Right of Repurchase shall be exercisable during the Notice Period with respect to a number of Restricted Shares that is equal to the number of Option Shares acquired by Mucchetti. The Right of Repurchase shall survive with respect to the remaining Restricted Shares.

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       (c) Lapse of Repurchase Right. The Right of Repurchase shall lapse to the extent that the Option expires for any reason without having been exercised. The Right of Repurchase shall also lapse to the extent that the Company exercises its right to repurchase Option Shares from Mucchetti for a price of $1.60 per Common Share (as adjusted from time to time in accordance with the terms of such right).

       (d) Repurchase Cost. If the Company exercises the Right of Repurchase, it shall pay Howe $1.60 per Common Share (as adjusted under Subsection (f) below) for each of the Restricted Shares being repurchased.

       (e) Exercise of Repurchase Right. The Right of Repurchase shall be exercisable only by written notice delivered to Howe prior to the expiration of the Notice Period (unless the Right of Repurchase is deemed to have been exercised as provided below). The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 30 days after the date of the notice. If the Company (i) has not exercised the Right of Repurchase by delivering written notice to Howe on or before the last day of the Notice Period and (ii) has not advised Howe in writing on or before the last day of the Notice Period that it does not wish to exercise the Right of Repurchase, then the Company shall automatically be deemed to have exercised the Right of Repurchase on the last day of the Notice Period and the repurchase shall be effected on the 30th day following the last day of the Notice Period (or on the next following business day). The certificate(s) representing the Restricted Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer. The Company shall, concurrently with the receipt of such certificate(s), pay to Howe the purchase price determined according to Subsection (d) above. Payment shall be made in cash or cash equivalents.

       (f) Additional Common Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Right of Repurchase in order to reflect any change in the Company's outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Restricted Shares shall remain the same.

       (g) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Restricted Shares to be repurchased in accordance with this Section 1, then after such time the person from whom such Restricted Shares are to be repurchased shall no longer have any

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rights as a holder of such Restricted Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Restricted Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

       (h) Escrow. The certificate(s) for the Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Subsection (f) above shall immediately be delivered to the Company to be held in escrow. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to Howe and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the Company's exercise of its Right of Repurchase or (ii) released to Howe to the extent that the Common Shares are no longer Restricted Shares.

SECTION 2. RESTRICTIONS ON TRANSFER.

          Howe shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares, except as provided in the following sentence. Howe may transfer Restricted Shares (i) by beneficiary designation, will or intestate succession or (ii) to Howe's spouse, children or grandchildren or to a trust established by Howe for the benefit of Howe or Howe's spouse, children or grandchildren, provided in either case that the transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If Howe transfers any Restricted Shares, then this Agreement shall apply to the transferee to the same extent as to Howe. The Company shall not be required to (i) transfer on its books any Restricted Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Restricted Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Restricted Shares have been transferred in contravention of this Agreement.

SECTION 3. SUCCESSORS AND ASSIGNS.

          Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon Howe and Howe's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 4. TAX ELECTION.

          The imposition of the Right of Repurchase may result in adverse tax consequences that may be avoided or mitigated by filing an election under
Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Such election may be filed only within 30 days after the imposition of the Right of Repurchase. The form for making the Code

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Section 83(b) election is attached to this Agreement as an Exhibit. Howe should consult with his tax advisor to determine the tax consequences of the imposition of the Right of Repurchase and the advantages and disadvantages of filing the Code Section 83(b) election. Howe acknowledges that it is his sole responsibility, and not the Company's, to file a timely election under Code
Section 83(b), even if Howe requests the Company or its representatives to make this filing on his behalf.

SECTION 5. LEGENDS.

          All certificates evidencing Restricted Shares shall bear the following legend, in addition to any legend(s) required for reasons not related to this
Agreement:

     "The shares represented hereby may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of a written Stock Repurchase Agreement between the Company and the registered holder of the shares (or the predecessor in interest to the shares). Such Agreement grants to the Company certain repurchase rights upon the occurrence of certain events. The Secretary of the Company will upon written request furnish a copy of such Agreement to the holder hereof without charge."

SECTION 6. NOTICE.

          Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to Howe at the address that he most recently provided to the Company.

SECTION 7. ENTIRE AGREEMENT.

          This Agreement constitutes the entire contract between the parties hereto with regard to the Right of Repurchase. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

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SECTION 8. CHOICE OF LAW.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

          In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Robert Howe:                        Scient Corporation


                                    By:
--------------------------------        -----------------------------------

                                    Title:
                                           --------------------------------

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                                                                     EXHIBIT I

                             Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)  The taxpayer who performed the services is:

     Name:                Robert Howe

     Address:
                          -------------------------------------------------

     Social Security No.:
                          -------------------------------------------------

(2) The property with respect to which the election is made is 150,000 shares of the Common Stock of Scient Corporation.

(3)  The property was transferred on December 22, 1998.

(4)  The taxable year for which the election is made is the calendar year 1998.

(5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property from taxpayer for $1.60 per share if a third party exercises an option to purchase shares of the issuer's Common Stock from the issuer and vests in such shares. The issuer's repurchase right lapses not later than December 21, 2008.

(6) The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $1.60 per share.

(7)  The amount paid for such property is $1.60 per share.

(8) A copy of this statement was furnished to Scient Corporation, for whom taxpayer rendered the services underlying the transfer of such property.

(9)  This statement is executed on December __, 1998.



---------------------------------   --------------------------------------
Spouse (if any)                     Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his Federal income tax returns and must be filed within 30 days after the date of purchase. This filing should be made by registered or certified mail, return receipt requested. Taxpayer must retain two copies of the completed form for filing with his Federal and state tax returns for the current tax year and an additional copy for his records.

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